EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

VEECO ENTERS INTO AGREEMENTS TO EXCHANGE AN

ADDITIONAL $12.4 MILLION OF ITS OUTSTANDING 4.125%

CONVERTIBLE SUBORDINATED NOTES DUE 2008

WOODBURY, NY, April 26, 2007 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has entered into separate privately negotiated agreements with certain holders of its outstanding 4.125% Convertible Subordinated Notes due 2008 (the “Outstanding Notes”) under which such holders will exchange approximately $12.4 million aggregate principal amount of Outstanding Notes for approximately $12.3 million aggregate principal amount of the Company’s 4.125% Convertible Notes due April 15, 2012 (the “New Notes”). The exchange transactions, which are on the same terms as the exchange transactions announced and completed by Veeco last week, are expected to close on May 1, 2007. Veeco’s press release regarding the prior transaction is posted at www.veeco.com. As a result of these exchanges and the prior exchanges, approximately $25.2 million of Outstanding Notes and approximately $117.8 million of New Notes will remain outstanding.

John F. Rein, Jr., Veeco’s Executive Vice President and Chief Financial Officer, commented, “This latest exchange follows last week’s exchange of $106.4 million of Outstanding Notes. These exchange transactions, combined with the retirement of $56.0 million of Outstanding notes earlier this year, significantly improves Veeco’s capital structure. We have reduced our debt outstanding by 27%, extended the term of the majority of our notes, and improved  the Company’s balance sheet.”

These exchange transactions are beneficial to Veeco’s convertible holders and equity shareholders as well as to the Company. Unlike the Outstanding Notes, the New Notes include a net share settlement feature which allows settlement in cash of the principal amount of the New Notes upon conversion. In addition, the 130% contingent conversion feature of the New Notes requires that, in order for a holder of New Notes to convert prior to January 15, 2012, and absent certain special circumstances, the Company’s common stock must trade above 130% of the conversion price (or approximately $35.40) for a specified period. These and other features make the New Notes significantly less likely to be dilutive to our equity holders.

The New Notes and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

# # #